Exhibit 99.2

Transcript of
Thomas Group (TGIS)
Third Quarter 2007 Results Earnings Conference Call
October 17, 2007 10:00 a.m. Central

Participants

David English-Thomas Group
Jim Taylor-Thomas Group-President-CEO
Michael Barhydt-Thomas Group-CFO

Operator:

Excuse me everyone, we now have our speakers in conference.  Please be aware that each of your lines is in a listen-only mode.  At the conclusion of the presentation, we will open the floor for questions.  At that time, instructions will be given if you would like to ask a question.  I would now like to turn our conference over to Mr. David English.  Mr. English, you may begin.

David English - Thomas Group:

Thank you Amanda.  Good morning, this is David English with Thomas Group, welcoming you to our third quarter 2007 earnings conference call for Thomas Group of Irving, Texas.  Representing Thomas Group today are Jim Taylor, President and Chief Executive Officer, and Mike Barhydt, our newly appointed Chief Financial Officer.  Following management’s comments, there will be a question-and-answer session.

Thomas Group’s third quarter 2007 earnings announcement was released yesterday afternoon.  If you did not receive this release, please call our office at (800) 826-2057, dial extension 4438, and we will fax or e-mail you a copy of the release.  That number again is (800) 826-2057 ext. 4438.

Before we begin management’s comments, let me remind you that while Thomas Group does not provide projections, management may discuss forward-looking information. Statements in this discussion that are not strictly historical are forward-looking statements, which should be considered subject to the many uncertainties that exist in the Company’s operations and business environment. These uncertainties, which include economic and business conditions that may impact clients and the Company’s performance oriented fees, the timing of contracts and revenue recognition, competitive and other cost factors and the like are set forth in the Company’s filings from time to time with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2006. Except as required by law, the Company expressly disclaims any intent or obligation to update any forward-looking statements.

Next speaking is Jim Taylor, President and Chief Executive Officer of Thomas Group.

Jim...

Jim Taylor - Thomas Group - President and CEO:

Thanks David.  Good morning to all of you.  Although contracting delays and increased competition due to our higher visibility have created challenges in revenue growth.  We continue to successfully deliver excellent growth margins and an excellent bottom line.  The improvements we’ve achieved in our commercial sector and the opportunities we see in the Government sector uphold our confidence for future improvements as we continue efforts to diversify our client base.

The third quarter revenue reflects three primary factors occurring in our business at this time:  First, heightened competition in our Government business as more and new existing contracts are going to a formal RFP or request for proposal process.  And in commercial, temporary delays in signing contracts due to everything from Board approvals to finalizing and agreeing on the statement of work.  And three, a consensus management decision process, whereby, all of the top management of a target client must agree to hiring consultants from competing internal programs while they work on numerous projects all at the same time.

Now let me speak on the first point to add some clarification.  As a number of our successes increases in the Navy, our visibility to competitors is raised higher and higher, inviting more competition.  As a result, we must respond to a higher volume of RFPs than we have in the past and expand our partnerships with others in finding and biding on the opportunities.  We also looked outside the Navy to other Government entities and discovered both a need and a strong interest in how Thomas Group can provide value to that organization.  As an example, we will be announcing a new program with another sector of the military, outside the Navy.  Tentatively scheduled to start this month, as soon as the program is signed, we will give further details.  To clarify the second point, we made great leaps in our commercial business despite many temporary delays.  As another example, one pending contract with an existing transportation client was expected to close during the second quarter; however, these changes in the scope of work, approvals, etc., we are now starting the work this week.  To add some clarification on the third point, we were positioned many times during the year, both in Government and commercial sectors, in which the decision maker had competing internal projects.  For some projects, our proposals went out, others are on hold, and others were not as fortunate in winning the business.  The overall message here is, that although our revenues for both Government and commercial are flat from the prior quarter, and we experienced some set-backs from what we wanted to achieve of our revenue growth; however, the third quarter has been very successful in generating traction with new branches of military and in commercial, expanding existing programs with current transportation clients, and leveraging our successes with our current healthcare clients, and to secure program expansion and new business with additional clients.  We expect our third quarter efforts to pay off in quarters to come, and we remain confident in our effort to diversify and expand both Government and commercial sectors.

Our marketing strategy is to increase future growth and includes expansion in commercial as well as Government sectors, both inside the Department of Defense where we can leverage off our Navy successes into other military services and outside the military where we see opportunities in such areas as Homeland Security, Department of Transportation where we know operation efficiency is needed to process improvement.  We have reassigned some of our experienced people from mature programs to assist in new business development in these areas and are also looking to bring in additional people from the outside who have great reputations and strong relationships with current leaders of Government entities.  In the commercial area, we have expanded our website to improve search engine optimization and make it easier for people to find the information they are searching for.  This has already increased the traffic to our website and has improved our lead generation where we are developing increasing pulse signals from companies looking for solutions to their operating problems and asking us to come and talk with them.

Our next issue of our Knowledge Leadership magazine, which I hope many of you have received and read, will be out in a few weeks with distribution to now over 7,000 people.  This issue will focus on leading transportation and achieving the desired results.  I had the opportunity this time to interview over 20 leaders across the spectrum of industries, which includes Joel Allison, President of Baylor Healthcare Systems, to William George, who led Medtronics to significant revenue growth, to Jack Stahl, who was the C-Level Executive for 22 years at Coka-Cola and CEO at Revlon.  My intention is to further the relationship with these executives through personal meetings and allowing us to enter into meaningful discussions that bring value to all involved.  We are also expanding our focus on collaboration with consulting firms who have a different but complementary offering where we can expand our pipeline and increase our exposure to companies with operating issues.  To this effort, we have already received introductions to many companies where we are now in the meet and probe stage as well as the proposal stage.  It is the result of these efforts that we saw our pipeline expand by the end of the third quarter, which allows us more potential targets to present ourselves to.

Now, we are going to miss David English as he leaves as the CFO.  David has done an outstanding job for Thomas Group and has been a great contributor to these past few years and our outstanding performance.  Mike Barhydt will be replacing David as the CFO.  Mike has been our Controller for the last two plus years and has been deeply involved in our financial reporting and has led our accounting department through the implementation of our Sarbanes-Oxley compliance program.  Mike is a CPA and was previously with WMC Management Company and New York Life.  Prior to that, Mike was with PricewaterhouseCoopers.  Now, let me turn it over to Mike and have him discuss in detail the financial results of our third quarter.

Michael Barhydt - Thomas Group - CFO:

Thank you Jim.  Revenue for the third quarter of 2007 was $13.5 million compared to $15.9 million for the third quarter of 2006.  The $2.4 million decrease is comprised of a $2.2 million reduction in our U.S. Government revenues and a decrease of $0.2 million in our commercial revenues when compared to the same quarter in the prior year.  For the third quarter of 2007, U.S. Government clients comprised 92% of our total revenue and commercial clients represented 7%.  For the third quarter of 2006, U.S. Government clients comprised 91% of our total revenue and commercial clients represented 8%.  The decrease in our quarter-over-quarter revenues derived from our commercial clients is the result of a temporary decrease in revenues from an existing client due to negotiations for an expansion which are partially offset by increases from existing and new healthcare clients.  The decrease in revenues derived from our U.S. Government clients reflect both a reduced number of active contracts and a temporary reduction in ongoing Government programs.  The reduction in ongoing programs is due to several interrelated factors:  end of the Government’s fiscal year end, end of the last option year of our programs contracted through CACI, and a result of the current Government’s efforts to combine many of our programs into one contracting vehicle.

Revenue for the first nine months of 2007 decreased $2.4 million and $42.3 million from $44.7 million in the first nine months of 2006.  The overall decrease in revenues was comprised of a net decrease in revenue from our U.S. Government clients of $2.8 million due to the same factors mentioned before offset by gains of $0.4 million of revenue primarily derived from program expansions among our commercial clients.  For both the first nine months of 2007 and 2006, U.S. Government clients comprised 91% of our total revenues and commercial clients represented 8% of our total revenues.

Gross profit margins were 53% in the third quarter of 2007 compared to 55% for the third quarter of 2006.  For the first nine months of 2007, gross profit margin were 51% compared to 53% for the first nine months of 2006.  The decrease in both quarter-over-quarter and year-over-year gross margins is primarily attributable to lower utilization rates during 2007.

We continue to believe that future gross margins of 48% to 50% are appropriate under our current business model.

SG&A costs decreased $0.3 million to $4.1 million in the third quarter of 2007 from $4.4 million in the third quarter of 2006 with the decrease primarily attributable to savings in stock-based compensation.  SG&A costs for the nine months of 2007 increased $1 million to $13.2 million from $12.2 million in the first nine months of 2006.  The increase in SG&A costs year-over-year consists of a $0.7 million increase for legal and accounting costs related to the review of the Company’s historical stock option practices; a $0.4 million increase in legal and accounting costs, a $1.1 million increase in selling costs, and a $0.4 million increase in other costs, offset by a $1.6 million reduction in executive incentive and stock-based compensation.

Our effective income tax rate for the third quarter of 2007 was 37% compared to 34% for the third quarter of 2006 with the difference relating to a reduction in our deferred tax asset valuation allowance in the first quarter of 2006.  Our current annual effective rate for 2007 is expected to be 37% compared to last year’s annual effective rate of 25% relating to reductions in our deferred tax asset valuation allowance during the first and fourth quarters of 2006.  Although we do not expect any adjustments to our deferred tax asset valuation allowance in the fourth quarter of 2007, any changes in our deferred tax asset valuation allowance could have a material impact on our annual effective rate for 2007.

Net income for the third quarter of 2007 was $1.9 million or 17 cents per diluted share compared to $3 million or 27 cents per diluted share in the third quarter of 2006.  For the first nine months of 2007, net income was $5.6 million or 50 cents per diluted share compared to $7.7 million or 70 cents per diluted share in the first nine months of 2006.  The decrease is primarily attributable to less gross profit as a result of reduced revenues and increased SG&A costs during the first nine months of 2007 when compared to the first nine months of 2006.

Cash from operating activities increased $6.8 million during the first nine months of 2007 compared to an increase of $8.1 million during the first nine months of 2006.  The $1.3 million year-over-year decrease was primarily due to reduced profits.  Cash used for investing activities increased $0.6 million year-over-year due primarily to increases in capital expenditures for improvements to our Dallas training facility.  Cash used to pay dividends increased $3.3 million during the first nine months of 2007 compared to $1.1 million during the same period of 2006, which reflects the increase in the annual dividend policy made during 2006.  At September 30, 2007, cash balances were $10.5 million, and although we had not utilized our $5.5 million dollar line of credit since June 9, 2005, we continue to have availability under this facility, and we will use it if needed for growth.  During the third quarter of 2007, we signed $12.3 million of new and extended business pushing the total for the year to $34.7 million compared to $11.1 million and $41.2 million for the comparative periods of 2006.

Backlog at September 30, 2007, was $8 million.  Of this amount, $7.8 million is contracted for 2007.  Backlog does not include non-funded option use for existing projects, and backlog may not always represent the full scope of the client’s commitment to Thomas Group, but it does accurately represent the portion that has been contracted for in writing.

Now, I will turn the call over to Amanda, our Moderator, for any questions that you might have.

Operator:

Thank you.  At this time, we will open the floor for questions.  If you would like to ask a question, please press the * key followed by the 1 key on your touchtone phone now.  Questions will be taken in the order in which they are received.  If at any time you would like to take yourself out of the question queue, press *2.  Once again, it is *1 to ask a question.

Our first question comes from Jim Laney from UBS Financial Services.

<Q>:  Yes, good morning gentlemen.  In your July 23rd press release in regard to earnings, Jim Taylor was quoted saying that he expects revenue for the second half of 2007 to exceed revenue levels for the first half of the year.  I noticed that your new signings came in great at $12.3 this quarter versus $7.1 last quarter.  Is the statement made in July negated by this quarter’s results or does the new signing increase, meaning that you’ve got a shot at making those levels?

Jim Taylor - Thomas Group - President and CEO:

Well, Jim, to be direct and answer you directly is yes, it has negated to some degree that statement.  As I made in my earlier comments, we were anticipating in the second quarter of signing a significant commercial business.  It looks like that is now happening.  I say looks, it is happening now as we speak, and we will make that announcement shortly.  That delay of four to five months of revenue recognition has been pushed out and not lost.  It has been pushed out to now this quarter and all of next year.  So, that did that.  The Government, in addition, in June, July went to a request for proposal process and several of our contracts with the Navy have instead of being renewed year after year are now being extended three and six months awaiting the response of a contract vehicle award, which will come out sometime in this fourth quarter, probably being nearer the end towards the holidays, and both of those have come and kind of negated our anticipated growth in this third and fourth quarter.  Jim, did that get to the point or is there still some unanswered question there?

<Q>:  No, that was a good answer.  Thank you.

Operator:

Thank you.  Our next question comes from Kevin Lindt of Telemus Capital Management.

<Q>:  One of your comments on the call is that you feel like you are starting to make significant progress in the commercial side of the business, but as you know, that as a percentage of revenues on overall revenues that were down 15% year over year, it hadn’t grown and then in terms of other comments you’ve made...  I mean, you have announced that you expect the signing of one, new significant commercial customer, but maybe you can give us more detail as to other indicators that make you feel that you are making a lot of progress on the commercial side.

Jim Taylor - Thomas Group - President and CEO:

Yes, Kevin.  If I get too winded here, I am sure somebody on the opposite side of this table will wave at me, but let me see if I can respond.  For those of you who may not have been a long-time investor in Thomas Group, we’ve come a long way in three years in rebuilding value and growth in this Company.  The last two years, as you know, we have doubled in our size in growth.  With that, maybe the analogy is that’s compared to a sprinter as a marathon runner.  We’re in this for the long run in growth.  Our rapid growth and therefore our delivery on results has been our main focus in this last three years and the doubling in the 2005 and 2006.  Two thousand seven has been a year of expansion, positioning and infiltration and exposure and etc., branding all of that to the marketplace.  Finding people who can go out and deliver our message, finding clients receptive to who we are, describing Thomas Group as alive and well.  All of that is starting to pay off, and it is paying off in the following signs.  In the Navy, we’ve spent the last five years taking a very small program that we sole sourced on, and we grew it from a two or three million dollar program to several programs in the Navy approaching 50 million dollars.  When we did that, we delivered huge value.  According to the Navy numbers, not ours, we have delivered them billions (that is a dollar sign with a “B”) of savings to the operations of the Company.  We focused there to service that client, to use them as a high reference point to the Army, to Air force, to Coast Guard, and to others.  To that effort, I announced early in the year that we hired Thad Wolfe, a three star General who is helping us in the Air Force.  Thad has shown remarkable ability to take our message to 36 different generals in the Air Force, who are fully aware of our capabilities, and now are generating opportunities for us, and we are looking for contracting vehicles to fund those programs.  I expect quickly here, in the next few months, to be announcing some very great opportunities for us in the Air Force.  Likewise in the Army, we’ve gone back to them after doing a service with them four years ago, and proposing opportunities for them in what we are calling the enterprise concept.  A concept we introduced to the Navy some six years ago.  This concept is catching on, and not only in the Navy, but in the Army and the Air Force.  The enterprise concept simply put is putting them much more like a commercial operation.  They are looking at their costs, but they are also looking at the benefit that they would be getting out of that.  And we are starting to see a much more business approach to running our military operations.  That fits well in the Thomas Group targeting of them.

Likewise in commercial, we’ve been able to get to large clients and start to give our value proposition to them.  They are seeing added response to that, they give us small opportunities, go to this one location, prove what you can do, and we’ll expand it.  With those kinds of things, those small little 200, 300, 500 [thousand]dollar programs that we have done in the past quarters with commercials, are now going to manifest itself in the quarters to come in the large programs.  We are seeing that.  We will be announcing a significant large program with a commercial client, and probably two or three others here, based on the premise I just gave.  Prove yourself in a small isolated location, prove your value, and then we will talk about the more holistic approach to the Company.  We are seeing that, we are getting pulse signals.  Fortune 100, Fortune 500 clients are calling us saying come talk to us.  That is something we haven’t seen or experienced in many years here, and it is a great feeling to have companies calling us up saying your alive, your well, come back operationally.

So kind of in a summary:  We were on a very steep increase of growth.  We kind of leveled off in 2007 to absorb what we’ve done.  We’ve positioned ourselves.  Trained people to deliver our message.  And now late third quarter, our pipeline is filling up both with pulse signals and people interested in talking to us.  Fourth quarter and next year, I think we’ll see our growth continue.

<Q>:  The commercial contract that you described as a significant new contract, significant relevant to the current level of commercial business or significant relative to the overall level of Company revenues?

Jim Taylor - Thomas Group - President and CEO

In both areas.  In both areas.  This will put somewhere between 10 and 12 people of Thomas Group to work for a considerable period of time.

<Q>:  Okay.  Then in terms of a more quantitative description of the commercial pipeline.  I mean if you could give us some indicator as RFPs or contacts in the September quarter this year versus let’s say RFP or contracts or however you want to define it in the year earlier quarter?

Jim Taylor - Thomas Group - President and CEO

Wow, I think I can’t give you the exact numbers, but let me put it this way, because we just did a review last night.  Our pipeline was down in the lower double digits here just a few months ago, and what we saw was prospective clients who were interested or indicated an interest for what we’re doing.  At the end of the third quarter, we are already into three digit numbers of people interested in talking to us.  Take some percentage of interest out of that, and turn that into assessments and programs in the next 12 to 15 months, and maybe use a 5% to 10% factor.  That is five to 10 new companies that become clients.  That is probably a 30% to 40% increase in Thomas Group’s number of client’s year-over-year.  That is a significant number for us.  So if we look at assessments, we have more opportunities.

To give you an example of why it doesn’t seem to be happening as fast as one might expect, let me give you all an example around an equity group.  We have gone back to private equity groups and hedge funds, and we introduced ourselves as to how we bring value, both in their due diligence and in their operating portfolio companies.  We’ve had a great experience, Gulf Stream, Sky Chef, both were equity-owned companies that we did huge substantial improvements to, and the story is legendary on both of those companies as examples.  We have gone back and we have done small assessments on due diligence acquisition of companies.  We are being told now in September, October that those companies are closing on those acquisitions, and will be talking to us about a statement of work and how to improve those newly acquired acquisitions.  As you all know, that takes time, and I think our seed planting is now starting to show not only above ground growth, but pretty significant growth for the end of the fourth quarter, but more importantly 2008.

<Q>:  Okay.  Thanks for your help.

Operator:

Thank you.  And again, if you would like to ask a question, press the * key followed by the 1 key now.

Our next question comes from Chris McCampbell from Stifle Nicholaus.

<Q>:  Good morning you all.  I’m sorry, I’ve got a guy drilling outside my window, so I apologize for the background noise.  Based on what you just said Jim, do you expect to hire more resultants as a result of this new business for Q4?

Jim Taylor - Thomas Group - President and CEO

The answer is probably near the end of Q4 and the beginning of Q1.  Overall answer is,

yes, we’re going to have to hire new people.  We’re at a 90 plus percent utilization rate of our people right now.  So what that means is, that 90% of their time is fully charged and assigned to clients and delivering results out there.  For us to grow at a double digit growth in 2008, we’re obviously going to have to hire people.  The way we keep our high margins is that as we do our assessments we anticipate full engagement. We start to hire.  So as this commercial program I just mentioned to you, we’ve recently hired about two to three additional associates, subject matter people that we brought in, trained and combined them with our existing people.  We’ve been able to meet this new growth of 10 to 12 people off of our what we’ll call bench, and unpaid bench, but a bench, and with subject matter experts.  So we’ve been able to meet and keep our 90%.  Fourth quarter to the beginning of the first quarter, we’ll probably be hiring additional people and starting the training class to meet our needs.

<Q>:  Okay.  Did you say that you would be announcing that corporate customer and the military branch within the next month?  Or was it this month?

Jim Taylor - Thomas Group - President and CEO

Well hopefully it will be within the next week or two.  Literally on one of them, we’ve signed the contract, we’re waiting for the person on their end to sign the contract, all issues are agreed too.  That person is on vacation.  We’re starting the organization and the work, but in our conservative nature and that, we’re not going to announce it until it is physically signed.  The other one is done, it is just the paperwork, that also should be announced in the next few weeks.

<Q>:  Okay.  Thanks a lot.

Operator:

Thank you.  Our next question comes from Tom MacGuire.

<Q>:  Good morning.  First of all I just want to wish David the best going forward, and welcome Michael the new Chief Financial Officer there, and congratulate him.  Then for you Jim, I just want to ask one question.  You know October is a very important month for Thomas Group, because of signings with the Navy, and I understand and I see the potential for the commercial growth and the new branches, or the other branches of the military for growth, but I worry about signings with the Navy, because of what you mentioned in press releases as well as conference calls in that past.  But you are on the map now, you’re bigger and it growing competition.  So I know you have a strong, strong foothold with the Navy, but I worry that the competition undercuts you or whatever.  So why don’t you tell me how, if you can, how signings are going, and if that is a legitimate concern of mine, or not?

Jim Taylor - Thomas Group - President and CEO

Well Tom, you’ve known Thomas Group a long time, and you’re worries and the shareholders are the same ones that I have too.  Let me position why this year is a little bit different than last year.  When we see competition, I know that for those of you who wonder how we got business in the past, we’ve been able to sole source and do a lot of our work, especially in the Navy, but in other companies as well, but identifying a response in the company and helping management solve that issue, rather than management going out and saying is there anybody out there who can help us.  We’ve gone to them, identified issues, proved that we are the ones that can deliver the results, and we’ve done that.  We have been so effective with the Navy, so good at what we’ve done, we’ve done two tremendous things.  We’ve increased the readiness of our United States Navy in both their availability and their capability in training and delivering a fighting force that the Admirals are highly focused on.  To that end, we’ve been able to save them billions of dollars literally in the development of that readiness.  Through that concept, we’ve also been educating them and showing them that enterprise, the commercial way of doing business is how the Government ought to be run.  With that success has come, Thomas Groups success financially.  We’ve done great results.  Our competitors have seen that.  That Government has seen that, and we have raised our selves from an analogy, I guess of triple A ball to the major leagues, we are now in with the big boys, and we are going to compete.  One advantage, two advantages, three advantages that Thomas Group has over almost any other competition is; one, we have proven results, we have measurable results that the client themselves, the U.S. Navy has compiled and shown.  We have been successful in demonstrating that our methodology works in the Government environment.  Very few other consulting companies have worked.  That doesn’t negate the fact that we’re in a RFP mode.  It does support the fact we’ve proven we can deliver results, and we are at a competitive price and we add value.  So as the Government says, but at this significant level, we need to be much more competitive in our nature.  Thomas Group looks forward to competition, because we can demonstrate our experience, our ability to work in the Government environment, and this competition or this RFP process that’s expanding really brings Thomas Group new opportunities to work in areas we’ve never worked for in the Navy.  We haven’t spent a lot of time in submarines, we haven’t spent a lot of time in the manpower recruiting/training side of the Navy etc.  There is a whole big opportunity that Thomas Group will now go respond to RFPs that we didn’t focus on before.  So I’m really nervous, but excited about expanding competition in the Navy.  But, we can also do the same thing in the Air Force and the Army.  So it may not have happened traditionally in October where they did exercise option years, but in the fourth quarter we’ve positioned ourselves with contracting vehicles to be one of the consultants of choice to help them drive to future performance.

I don’t know if that is a long-winded answer Tom, did I get to everything?

<Q>:  Yeah, I think you did.  Well best of luck.

Jim Taylor - Thomas Group - President and CEO

Thank you.

<Q>:  Thank you.

Operator:

Thank you.  Our next question comes from Kevin Lindt from Telemus Capital Management.

<Q>:  With the Government’s fiscal year ending in September, how much Government business did you have in the September quarter, or just how the reauthorization process can sometimes go, you don’t have approval for at this point for the December quarter?

Jim Taylor - Thomas Group - President and CEO

We probably, at this time, and you can hear some pages flipping, we are trying to get you an exact answer, but I’ll get eyebrows here.  We probably have 90 plus percent of our business in the third quarter extended into the fourth quarter, on either three of six month extensions.  We are working on additional work right now that would start here shortly.  The RFP, Kevin, that I indicated earlier by the way, is not a one year program, it is a three year program with two option years.  So to answer Tom’s question earlier, and to expand on your question, this new bidding process has enabled us the contract for three years out with two year options, so this is an expanded opportunity going forward.

<Q>:  Okay.  In summary then, there are not any significant programs that expired at the end of the September where you have kind of a hole to make up in the December quarter?  You know, even regardless of the positive signing that you already have for the December quarter?

Jim Taylor - Thomas Group - President and CEO

Let me answer, you’re correct, but let me put a comma there.  Yes you are correct for the fourth quarter, but there are holes in major contracts that we are doing that we have to renegotiate for 2008, 2009 and beyond, and we are waiting of this RFP process contracting vehicle to get finalized to do that.

<Q>:  Okay.  Alright, thank you.

Operator:

Thank you.  Our next question comes from Chris McCampbell from Stifle Nicholaus.

<Q>:  Just a real quick follow up.  You know based on what you’ve said than Jim, would it be right to expect that Q4 revenue is going to be at an improved level relative to Q2 and Q3?

Jim Taylor - Thomas Group - President and CEO

I think it will be a very comparable quarter.  I don’t see much downside in the fourth quarter.  I do see some potential upside even though it is the middle of October and most of our business is done for the quarter, there might be a couple of things that we are pushing for that will get us up.  And if we can get these two contracts that I mentioned, those will be plus up in our revenues for the fourth quarter.

<Q>:  Okay.  Thanks.

Operator:

Again, if you would like to ask a question, press the * key followed by the 1 key now.  Mr. English, at this time, we have no further questions.

David English - Thomas Group

Thank you Amanda.  We appreciate your participation in the call today.  If you need additional information please do not hesitate to get in touch with us.  If you missed any part of this call or have an associate who was not able to listen to the call, a replay line will be available by 5 p.m central daylight time today, and will run for 30 days.  U.S. callers may call (877) 919-4059, and international callers may call (334) 323-7226.  The conference call replay passcode is 60254658 followed by the #.  Thank you again for your interest in Thomas Group, and have a great day.

Operator:

This concludes today’s presentation.  You may now disconnect.